UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 10, 2023

IOVANCE BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

825 Industrial Road, Suite 400
San Carlos, CA	94070
(Address of Principal Executive Offices)	(Zip Code)

(650) 260-7120
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000041666 per value	IOVA	The Nasdaq Stock Market, LLC

Item 1.01	Entry into a Material Definitive Agreement

On July 10, 2023, Iovance Biotherapeutics, Inc. (the “Company”) entered in an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC and Jefferies LLC (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell up to 23,000,000 shares of common stock (the “Shares”), which includes 3,000,000 shares (the “Optional Shares”) that may be sold pursuant to a 30-day option to purchase additional shares granted to the Underwriters (the “Offering”). The Shares were offered and sold in the Offering at the public offering price of $7.50 per share and were purchased by the Underwriters from the Company at a price of $7.05 per share.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-272718), which was previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Company estimates that the net proceeds from the Offering, excluding any exercise by the Underwriters of their 30-day option to purchase additional shares, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $140.2 million. The Company intends to use the net proceeds from the Offering to fund preparations for the commercial launch of lifileucel (if approved), including continuing to prepare the Iovance Cell Therapy Center, the Company’s manufacturing facility in Philadelphia, to support ongoing clinical programs including its NSCLC registration-directed study and its frontline advanced melanoma Phase 3 confirmatory trial, to expand the combination of TIL and immune checkpoint inhibitors (“ICIs”) in ICI naïve patient cohorts, to support the continued development of our pipeline candidates, to support Proleukin integration activities and for other general corporate purposes.

The Offering is expected to close on July 13, 2023, subject to customary closing conditions. In the Underwriting Agreement, the Company made customary representations, warranties and covenants and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement filed hereto, providing for a 90-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions.

The foregoing is a summary description of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the opinion of DLA Piper LLP (US) relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01.	Other Events.

On July 10, 2023, the Company issued a press release announcing the proposed Offering of its Shares. A copy of this press release is attached as Exhibit 99.1 hereto. On July 10, 2023, the Company issued a press release announcing that it had priced the Offering. A copy of this press release is attached as Exhibit 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of July 10, 2023 among Iovance Biotherapeutics, Inc., Goldman Sachs & Co. LLC and Jefferies LLC
5.1	Opinion of DLA Piper LLP (US)
99.1	Press Release, dated July 10, 2023, titled “Iovance Biotherapeutics, Inc. Announces Proposed Public Offering of Common Stock”
99.2	Press Release, dated July 10, 2023, titled “Iovance Biotherapeutics, Inc. Announces Pricing of Its Public Offering of $150 Million of Common Stock
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOVANCE BIOTHERAPEUTICS, INC.

Dated: July 11, 2023	By:	/s/ Frederick G. Vogt
Frederick G. Vogt, Ph.D., Interim CEO and General Counsel